Exhibit 3.2

ARTICLES SUPPLEMENTARY

OF

CLAROS MORTGAGE TRUST, INC.

CLAROS MORTGAGE TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the Corporation’s charter (the “Charter”), the Board of Directors, by unanimous approval on January 11, 2016, has classified and designated 125 shares (the “Shares”) of Preferred Stock (as defined in the Charter) as a separate series of preferred stock to be known as the 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share (“Series A Preferred Stock”), with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

12.5% Series A Redeemable Cumulative Preferred Stock

1. Designation and Number. A series of preferred stock, designated as “12.5% Series A Redeemable Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of shares of Series A Preferred Stock shall be One Hundred and Twenty-Five.

2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all equity securities issued by the Corporation, including without limitation, all classes or series of Common Stock, par value $0.01 per share, of the Corporation. The term “equity securities” shall not include convertible debt securities.

3. Dividends.

(a) The record holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, at the rate of 12.5% per annum of the total of (i) the $1,000 liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid dividends thereon which are in arrears. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any shares of Series A Preferred Stock are issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for such shares of Series A Preferred Stock (the “Initial Issue Date”), and shall be payable semi-annually in arrears on June 30 and December 31 of each year or, if not a business day, the previous business day (each, a “Dividend Payment Date”). Any dividend payable on the shares of Series A Preferred Stock for any partial Dividend Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-

day months. The term “Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the Initial Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends shall be paid to holders of record of the shares of Series A Preferred Stock as their names appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date related to each such Dividend Period. Any dividend payment made on the Series A Preferred Stock shall be credited first against the earliest accrued but unpaid dividend due which remains payable.

(b) No dividends on shares of Series A Preferred Stock shall be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such payment or setting apart for payment or provide that such payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Corporation or its assets would permit payment of dividends which would otherwise be prohibited, then such revaluation shall be done. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized and paid or authorized and set apart for payment nor shall any other distribution be authorized and made upon the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on the Series A Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock, all declared dividends upon the Series A Preferred Stock shall be declared and paid pro rata.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of payment, plus, if applicable, the Redemption Premium (as defined below) then in effect, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid on all outstanding shares of Series A Preferred Stock, then the holders of the shares of Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 15 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock.

(e) Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

(f) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of the stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock will not be added to the total liabilities of the Corporation.

5. Redemption.

(a) Right of Optional Redemption. The Corporation, at its option and upon not less than 15 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time (the “Redemption Date”), for cash at a redemption price equal to $1,000 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below) (the “Redemption Price”), plus a redemption premium per share (each, a “Redemption Premium”) as follows:

Period	Redemption Premium
Issuance date until December 31, 2017	$50
January 1, 2018 until December 31, 2018	$25
Thereafter	0

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) Limitations on Redemption. Unless full cumulative dividends on all of the shares of Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any of the shares of Series A Preferred Stock (except by exchange for stock of the Corporation ranking junior to the shares of Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock or any such purchase or acquisition made in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of the Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d) Procedures for Redemption.

(i) Notice of redemption will be given by the Corporation not less than 15 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the Redemption Premium, if any; (D) the number of shares of Series A Preferred Stock to be redeemed; (E) the place or places where the certificates, if any, representing the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (F) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii) If notice of redemption of any of shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any of the shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of the Series A Preferred Stock to be redeemed shall surrender the certificates, if any, representing such Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates, if any, representing the Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price plus any applicable Redemption Premium. In case fewer than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Stock shall be irrevocable except that:

(A) The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

(B) Any balance of money so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e) Legally Available Funds. No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

(f) Status of Redeemed Shares. Any Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

6. Voting Rights. Except as provided in this Section 6, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the shares of outstanding Series A Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any security senior to or on a parity with the Series A Preferred Shares, (b) any amendment to the Charter which has a material and adverse effect on the rights and preferences of the Series A Preferred Stock or (c) any reclassification of the Series A Preferred Stock.

7. Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

8. Notice. All notices to be given to the holders of the Series A Preferred Stock shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Corporation.

9. Restriction on Ownership and Transfer.

The Series A Preferred Stock is subject to the provisions of Article VII of the Charter.

SECOND: The Series A Preferred Stock have been classified and designated by the Corporation’s Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Corporation’s Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that his statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, CLAROS MORTGAGE TRUST, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary and Treasurer, on January 25, 2016.

ATTEST:	CLAROS MORTGAGE TRUST, INC.

/s/ J. Michael McGillis	By:	/s/ Peter Sotoloff
Name: J. Michael McGillis	Name: Peter Sotoloff
Title: Secretary and Treasurer	Title: President